EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:
Marina H. Norville, Marina.H.Norville@aexp.com, +1.212.640.2832

Investors/Analysts Contacts:
Vivian Y. Zhou, Vivian.Y.Zhou@aexp.com, +1.212.640.5574
Melanie L. Michel, Melanie.L.Michel@aexp.com, +1.212.640.5574

AMERICAN EXPRESS PROVIDES UPDATE ON THE IMPACT OF COVID-19

New York – March 17, 2020 – American Express Company (NYSE: AXP) today hosted an Investor Update Call, where the company’s senior executives discussed recent business trends and long-term strategies. The company also provided an update on the impact of COVID-19 (or coronavirus) on its financial performance.

American Express has been closely monitoring the COVID-19 situation and its broader impact on the global economy. While performance in January and February of this year largely showed strong momentum consistent with 2019, the company observed softness in spending volumes in the last few days of February. This softness has accelerated into March and spread more globally. Accordingly, American Express now expects its first-quarter revenue growth to be in the range of 2 to 4 percent on an FX-adjusted basis,1 and adjusted earnings per share to be in the range of $1.90 to $2.10, excluding reserve builds in the quarter.2

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1.FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (e.g., assumes the foreign exchange rates used to determine results for the quarter ending March 31, 2020 apply to the period(s) against which such results are being compared).
2.The company’s first quarter adjusted EPS guidance, a non-GAAP measure, excludes the portion of Provisions for losses attributable to reserve build. The amounts of reserves are determined at the balance sheet reporting date and management is not able to estimate such amounts at this time due to the rapidly changing nature of, and uncertainty related to, macroeconomic forecasts that are a component of the new Current Expected Credit Loss (CECL) methodology.

Given the ongoing uncertainty surrounding the duration, magnitude and geographic reach of COVID-19, American Express is not able to forecast its future financial results beyond the first quarter at this time. The company plans to provide further updates on the COVID-19 impact on its first-quarter earnings call in April. The company is focused on ensuring the health and safety of its colleagues around the world, serving its Card Members and merchants, and supporting those in need.

“American Express has a long runway to deliver strong, long-term performance, driven by our differentiated business model and our focus on our strategic imperatives,” said Stephen J. Squeri, Chairman and Chief Executive Officer. “We have a long track record of navigating through uncertain economic periods by focusing on our disciplined operational and strategic execution, our dedicated colleagues, and the deep relationships we have with our customers and partners. We will continue our strategy of investing in share, scale and relevance, and we are focused on running the company for the long term.”

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About American Express
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, Accertify, InAuth, corporate card, business travel, and corporate responsibility.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which address American Express Company’s current expectations regarding business and financial performance, including management’s first quarter 2020 FX-adjusted revenue and adjusted EPS guidance, among other matters, contain words such as “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, further deterioration of spending on our cards and an inability or unwillingness of Card Members to pay amounts owed to the company; a further slowdown in corporate and T&E spending; deteriorating economic conditions and macroeconomic factors such as unemployment rates and the volume of bankruptcies; changes in monetary, fiscal or tax policy to address the impact of COVID-19; regulatory measures or voluntary actions, including emergency restrictions, event cancellations, closures, travel bans and border controls, that may be put in place to limit the spread of COVID-19, which could affect the company’s business activities, result in changes to business practices or alter behaviors of Card Members, partners and merchants; an inability of the company to manage risk or control expenses, which could be impacted by increases in cyberattacks, fraud, legal costs and Card Member reimbursements;

restructurings; impairments; unanticipated tax items; further market volatility and changes in capital and credit market conditions, foreign currency rates and interest rates; an inability of our business partners to meet their obligations due to slowdowns or disruptions in their businesses or otherwise; and telecommunications failures or internet outages impacting transaction authorization, clearing and settlement systems. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. A further description of these uncertainties and other risks can be found in American Express Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the company’s other reports filed with the Securities and Exchange Commission.